EXHIBIT 8

    [LETTERHEAD OF BLANCO TACKABERY COMBS & MATAMOROS, P.A.]


_____________________, 1997



Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the proposed merger of The United Group, Inc., a North Carolina corporation ("United"), with and into Norwest Subsidiary, a Delaware corporation ("Norwest"), as contemplated by the Amended and Restated Merger Agreement and Plan of Reorganization dated as of ____________________, 19_____ (the "Agreement"), substantially in the form included as Annex I to the Registration Statement on Forms S-4 filed on the date hereof (the "Registration Statement"), initially filed as a Joint Proxy Statement and Prospectus with the Securities and Exchange Commission on ____________________, 19_____.

     In rendering this opinion we have examined United's Articles of Incorporation, as amended, the Agreement and Prospectus incorporated by reference in the Registration Statement, and such other documents as we have deemed necessary or relevant for the purposes of this opinion. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of employees of United. We have also examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.

     In rendering the opinion set forth herein, we have made the following assumptions, all of which we assume to be true and accurate on the date hereof and will continue to be true and accurate through and including the Closing Date.

     1. There is no plan or intention on the part of the shareholders of United to sell, exchange, or otherwise dispose of a number of shares of United stock held prior to the Merger or Norwest Common Stock received pursuant to the Merger which could cause United shareholders to own Norwest Common Stock having a value as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of United as of the same date (including for purposes of this calculation United stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares).

     2. Norwest has no plan or intention to reacquire any of its stock issued in the transaction; however, Norwest intends to purchase Norwest Common Stock in the open market in broker's transactions from time to time.

     3. Norwest has no plan or intention to sell or otherwise dispose of any of the assets of United acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code., or other dispositions which would not violate the "substantially all" test described in Section 368(a)(2)(E)(i).
     4. Following the Merger, Norwest will continue the historic business of United or will use a significant portion of the United's historic business assets in a business.

     5. The assumption by Norwest of the liabilities of United pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of Federal income tax on the transfer of assets of United to Norwest pursuant to the Merger.

     6. Any liabilities of United to be assumed by Norwest (or liabilities to which the transferred assets of United are taken subject to) will be liabilities incurred by United in the ordinary course of business. No liabilities of any person other than United will be assumed by Norwest in the Merger, and none of the shares of United to be surrendered in exchange for Norwest Common Stock in the Merger will be subject to any liabilities.

     7. There is no intercorporate indebtedness existing between Norwest and United that was issued, acquired, or will be settled at a discount.

     8. On the date of the Merger, the fair market value of the assets of United will exceed the sum of its liabilities
(including any liabilities to which its assets are subject).

     9. The payment of cash in lieu of fractional shares of stock of United will be made for the purpose of saving Norwest the expense and inconvenience of issuing fractional shares.

     10. None of the compensation received by any shareholder-employee of United pursuant to any employment, consulting or similar arrangement will be separate consideration for, or allocable to, any of his shares of United common Stock. None of the shares of Norwest Common Stock received by an shareholder-employee of United pursuant to the Merger will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement.

     We have also assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all records made available to us, (vi) the factual accuracy of all representations, warranties and other statements made by all parties, (vii) that United has been operated in accordance with applicable laws and the terms and conditions of applicable documents, and (viii) that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     We note that our opinion is based on our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change, after the date hereof, in applicable law or any of the facts and circumstances described in the Registration Statement or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

     Capitalized terms not defined herein have the respective meanings given such terms in the Agreement.

     Based on the foregoing, it is our opinion that for Federal income tax purposes:

     1.  The Merger will qualify as a reorganization under
Section 368(a)(1)(A) of the Code.

     2. No gain or loss will be recognized by United as a result of the consummation of the Merger, Section 361(a) of the Code;

     3. No gain or loss will be recognized by a holder of United Common Stock upon the exchange of shares of United Common Stock for shares of Norwest Common Stock pursuant to the Merger, except that gain or loss will be recognized by a holder of United Common Stock on receipt of cash in lieu of a fractional share interest in Norwest Common Stock, Section 354(a) of the Code;

     4. The aggregate adjusted tax basis of the Norwest Common Stock received by a holder of United Common Stock pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of United Common Stock surrendered in exchange therefor, decreased by the adjusted tax basis of the shares of United Common Stock allocable to any fractional share interest in Norwest Common Stock for which cash is received, Section 359(a) of the Code.

     5. The holding period of the Norwest Common Stock received by a holder of United Common Stock as a result of the Merger will include the holding period of the shares of United Common Stock surrendered in exchange therefor, provided that such United Common Stock is held as a capital asset at the Effective Time,
Section 1223(1) of the Code.

     6. A holder of United Common Stock who receives cash in lieu of a fractional interest in Norwest Common Stock will be treated as if the fractional share were distributed as part of the exchange and then as having received a cash distribution in redemption of such fractional share, resulting in gain or loss (or in certain circumstances, ordinary income) upon receipt of such cash taxed as provided in Section 302 of the Code; and

     7. A holder of United Common Stock who perfects his dissenters' rights under the laws of North Carolina and who receives payments for the "fair value" of his shares of United Common Stock will be treated as having received the payment in redemption of the shares, and the redemption will be subject to the conditions and limitations of Section 302 of the Code.

Very truly yours,

Blanco Tackabery Combs & Matamoros, P.A.